Exhibit 99.1

December 23, 2008                                                                                                                   FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL, INC.
REPORTS NOVEMBER 2008 OPERATING DATA

ST. PETERSBURG, Fla. – In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“Total securities commissions in November were down, 17 percent below last November. As a result of the difficult market, Private Client Group commissions and fees declined 19 percent from last year’s level. Fixed income institutional commissions were up and offset part of the decline. I anticipate that the 22 percent decline in assets under administration since last year will continue to depress retail commissions in fiscal 2009, particularly in light of the continuing erosion of the general economy,” stated Chairman and CEO Thomas A. James.

“Needless to say, the decline of 28 percent in assets under management year-to-year will even more dramatically affect the profitability of the Asset Management Group. As exemplified by the one new issue in November, equity offering activity is moribund. However, there is still some reasonable level of merger and acquisition, and restructuring fee generation,” James continued.

“Fortunately, the understandable weakness in the securities business is being offset by continuing dramatic increases in net interest earnings at Raymond James Bank, as the spreads in the banking industry have widened, our loan balances have grown and charge-off experience remains low in comparison to banking industry averages.”

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment Services Limited, a majority-owned independent contractor subsidiary in the United Kingdom, have a total of more than 5,000 financial advisors serving approximately 1.8 million accounts in 2,200 locations throughout the United States, Canada and overseas. In addition, total client assets are currently $167 billion, of which approximately $27 billion are managed by the firm’s asset management subsidiaries.

To the extent that Raymond James makes or publishes forward-looking statements (regarding economic conditions, management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, adequacy of loan loss provisions and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2008 annual report on Form 10-K  which is available on raymondjames.com and sec.gov.

	November 2008	November 2007	October 2008
	(19 business days)	(21 business days)	(23 business days)

Securities commissions/fees (1)	$ 130.7 mil.	$ 158.4 mil.	$ 154.9 mil.

Assets under management (2)	$ 26.8 bil.	$ 37.3 bil.	$ 28.7 bil.

# of managed/co-managed underwritings (3)	1	7	3

Total customer assets under administration	$ 166.9 bil.	$ 215.0 bil.	$ 173.8 bil.

Raymond James Bank total assets (4)	$ 9.6 bil.	$ 6.6 bil.	$ 9.7 bil.

Raymond James Bank total loans, net (4)	$ 7.7 bil.	$ 5.2 bil.	$ 7.6 bil.

(1)	Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.

(2)
This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.

(3)	This is only one of several key revenue sources for the capital markets segment; other key revenue sources include institutional sales commissions and transaction fees.

(4)	These illustrate the progress made in growing the use of Raymond James Bank as a cash sweep option for brokerage clients, thus increasing the company’s net interest earnings.

For more information, contact Anthea Penrose at 727-567-2824
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